                                                                   EXHIBIT 4.11
                                POPMAIL.COM, INC.

                               ADJUSTABLE WARRANT

Warrant No. [ ]                                 Dated: As of June 12, 2000


         PopMail.com, Inc., a Minnesota corporation (the "Company"), hereby certifies that, for value received, Thompson Kernahan & Co., Inc., or its registered assigns ("Holder"), is entitled, subject to the terms set forth below, to purchase from the Company up to the total number of shares of Common Stock, $.01 par value per share (the "Common Stock"), of the Company (each such share, a "Warrant Share" and all such shares, the "Warrant Shares") calculated pursuant to Section 3 of this Warrant at an exercise price equal to $0.00001 per share (as adjusted from time to time as provided herein, the "Exercise Price"), at the times set forth herein through and including a period ending ten (10) Trading Days following the Annual Look Back Period (as defined herein) (the "Expiration Date"), and subject to the following terms and conditions:

         1. REGISTRATION OF WARRANT.

         The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the "Warrant Register"), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, and the Company shall not be affected by notice to the contrary.

         2. REGISTRATION OF TRANSFERS AND EXCHANGES.

                  (a) The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Transfer Agent or to the Company at the address specified in
         Section 13. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a "New Warrant"), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance of such transferee of all of the rights and obligations of a holder of a Warrant.

                  (b) This Warrant is exchangeable, upon the surrender hereof by the Holder to the office of the Company at the address specified in
         Section 12 for one or more New Warrants, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder. Any such New Warrant will be dated the date of such exchange.

         3. DURATION, VESTING AND EXERCISE OF WARRANT.

                  (a) Warrant Shares to be Issued. If the Average Market Price for lowest ten (10) Trading Days of any Look Back Period should be less than $ 4.00 per share, the Holder shall have the right to receive from the Company within three days of a written request (the "Warrant Request") sent to the Company within ten (10) Trading Days after the end of each Look Back Period (the "Warrant Request Date) Warrant Shares, which have been, in each case, registered with the U.S.

         Securities and Exchange Commission (the "SEC"), without any further payment or consideration based upon the following formula:

                  N X (K-B)/B

         In addition, if (a) the Average Market Price for any Monthly Look Back Period is less than $4.00 per share and Holder does not submit a Warrant Request for that period or (ii) Holder submits a Warrant Request for any Monthly Look Back Period and the number of Warrant Shares is limited by the 47% Limitation and if (b) the Average Market Price for the Trading Days within the Annual Look Back Period is less than $4.00 per share, then the Holder shall have the right to submit another Warrant Request for Warrant Shares which shall collectively include each such Monthly Look Back Period within ten (10) business days after the end of the Annual Look Back Period. In this event, Holder shall have the right to receive within three days of the Warrant Request additional Warrant Shares for each such Monthly Look Back Period which have been in each case registered with the SEC from the Company without any further payment or consideration based upon the formula set forth above, with the number of Warrant Shares to be reduced by the number of Warrant Shares previously received with respect to the applicable Monthly Look Back Periods.

                  (b) For purposes of this Agreement the following terms shall have the meanings set forth below:

                           N = 333,333 for each Monthly Look Back Period and in
                  the case of the Annual Look Back Period 333,333 for each Monthly Look Back Period for which the Holder is submitting another Warrant Request, in each case as adjusted for stock dividends, stock splits, recapitalizations or similar transactions;

                           K = $ 4.00 per share, as adjusted for stock
                  dividends, stock splits, recapitalizations or similar transactions;

                           B = the average of the five lowest Closing Bid Prices
                  during each Look Back Period;

                           CLOSING BID PRICE means, for any security as of any
                  date, the last closing bid price on the Nasdaq Small Cap Market (the "NASDAQ-SC") as reported by Bloomberg Financial Markets ("BLOOMBERG"), or, if the Nasdaq-SC is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg (the "Principal Trading Market"). If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined in good faith by the Board of Directors of the Company (all as appropriately adjusted for any stock dividend, stock split or other similar transaction during such period);

                           AVERAGE MARKET PRICE means, with respect to any
                  security for any period, that price which shall be computed as the arithmetic average of the Closing Bid Prices (as defined above) for such security for each trading day in such period;




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                           LOOK BACK PERIOD shall mean (i) the first three (3)
                  thirty (30) consecutive Trading Days each commencing on the first Trading Day immediately following the Effective Date ("each a Monthly Look Back Period") and (ii) the first thirty
                  (30) consecutive Trading Days immediately following the first anniversary of the date of this Agreement ("Annual Look Back Period");

                           TRADING DAY shall mean each day that quotations are
                  reported on the Company's Common Stock on the Principal Trading Market;

                           EFFECTIVE DATE shall mean the date that the SEC
                  declares the Registration Statement (as defined in the Registration Rights Agreement) registering the Common Stock and the Warrant Shares to be effective.

                  It is the intent of the foregoing formula to (i) facilitate the adjustment to a total of 1,000,000 shares of Common Stock issued in connection with the Securities Purchase Agreement, dated of even date herewith, over each applicable Look Back Period in accordance with the terms of this Agreement and (ii) to provide an adjustment opportunity to the Holder to receive Warrant Shares following the first anniversary of the date of this Agreement in the event that (a) Holder elects not to submit a Warrant Request in connection with a Monthly Look Back Period or (b) if the Holder is unable to receive additional Warrant Shares due to the 47% Limitation described herein. Notwithstanding this provision, until after the thirty Trading Days following the first anniversary of the date of this Agreement, (the purchase price per share of Common Stock required to be delivered to the Holder in accordance with this Agreement ($3,000,000 divided by the total shares of Common Stock issued (including Warrant Shares) shall not be less than 47% (the "47% Limitation") of the Closing Bid Price on the Closing Date (the Floor Price Per Share"))). The following example is offered as an example of the foregoing calculations.

                  Example: If on the Closing Date, the Closing Bid Price is $1.00 then the Floor Price Per Share would be $0.47 (47% of $1.00). Using this $0.47 Floor Price Per Share and assuming the average of the 5 lowest Closing Bid Prices during the applicable Look Back Period is $0.25 cents then the number of Warrant Shares to be issued to the Holder would be calculated as follows:

         333,333 shares * ($4.00-$0.47) divided by $0.47. which equals 2,503,545 shares.

         Conversely, if at the time of Warrant the average of the five lowest Closing Bid Prices during the applicable Look Back Period is $3.00 then the number of Warrant Shares to be delivered to the Holder would be calculated as follows.

         333,333 * ($4.00-$3.00) divided by $3.00 which equals 111,111 shares.

         It is expressly understood that the 47% Limitation does not apply, however to any Warrant Request of Warrant Shares made pursuant to the Annual Look Back Period.

                  (c) Dispute Resolution. In the case of a dispute as to the determination of the number of Warrant Shares, Average Market Price, Closing Price, Look Back Period, Trading Day, or any other calculation (the "Calculations"), the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within three (3) business days of receipt of such holder's Warrant Request. If such holder and the Company are unable to agree upon the



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         determination of the Calculations within two (2) business days of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile (A) the disputed determination of the Calculations to an independent, reputable investment bank or (B) the disputed arithmetic calculation of the Calculations to its independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                           (i) Record Holder. The person or persons entitled to
                  receive the Warrant Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Warrant Request Date.

                           (ii) Company's Failure to Timely Deliver Warrant
                  Shares. If the Company shall fail to issue to a holder within five (5) business days following the Warrant Request Date, a certificate for the number of shares of Common Stock to which such holder is entitled which are in each case registered with the SEC, in addition to all other available remedies which such holder may pursue hereunder, the Company shall pay additional damages to such holder on each day after the fifth
                  (5th) business day following the date of receipt by the Company of the Warrant Request Date, for which such delivery is not timely effected, an amount calculated in accordance with the following schedule:


                                                 LATE PAYMENT FOR EACH
                       BUSINESS DAYS LATE        $10,000 OF WARRANT SHARES
                                                 (measured on the applicable Warrant Request Date)
                              1                         $100
                              2                         $200
                              3                         $300
                              4                         $400
                              5                         $500
                              6                         $600
                              7                         $700
                              8                         $800
                              9                         $900
                              10                        $1,000
                              11                        $1,000 +  $200 for each
                                                        Business Days Late Beyond 10 days




In addition to the foregoing damages payable, in the event that any of the Warrant Shares are not registered with the SEC when delivered to the Holder, Holder shall also be entitled to receive as additional damages in cash of an amount equal to the lost benefit of the bargain with respect to such unregistered Warrant Shares delivered. The lost benefit of the bargain shall mean the difference between the Closing Price of the Warrant Shares on the day they were first required to be delivered hereunder and the prices under which the Holder is finally able to sell the Warrant Shares.

            (d) The Company's obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any



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judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. If the Company breaches its obligations under this Warrant, then, in addition to any other liabilities the Company may have hereunder and under applicable law, the Company shall pay or reimburse the Holder on demand for all costs of collection and enforcement (including reasonable attorneys fees and expenses).

         4. PIGGYBACK REGISTRATION RIGHTS.

         The Holder shall be entitled to the piggyback registration rights afforded to a holder pursuant to that certain Registration Rights Agreement dated as of the date hereof, among the Company and the signatories thereto.

         5. PAYMENT OF TAXES.

         The Company will pay all documentary stamp taxes attributable to the issuance of Warrant Shares upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder and the Company shall not be required to issue or cause to be issued or deliver or cause to be delivered the certificates for Warrant Shares unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

         6. REPLACEMENT OF WARRANT.

         If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable charges as the Company may prescribe.

         7. RESERVATION OF WARRANT SHARES.

         The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares that shall be so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.



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         8. CERTAIN ADJUSTMENTS.

         The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this
Section 8. Upon each such adjustment of the Exercise Price pursuant to this
Section 8, the Holder shall thereafter prior to the Expiration Date be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of Warrant Shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

                  (a) If the Company, at any time while this Warrant is outstanding, (i) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or on any other class of capital stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination, and shall apply to successive subdivisions and combinations.

                  (b) In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holder shall have the right thereafter to exercise this Warrant only for the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities, cash or property as equals the number of Warrant Shares such Holder would have been entitled to had the Holder exercised this Warrant in full immediately prior to such reclassification or share exchange. This provision shall similarly apply to successive reclassifications or share exchanges.

                  (c) If the Company, at any time while this Warrant is outstanding, shall distribute to all holders of Common Stock (and not to holders of this Warrant) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 8(a), (b) and (d)) (collectively, "Assets"), then in each such case, the Holder shall be entitled to receive, for each Warrant Share with respect to which this Warrant is exercised after the record date fixed for determination of stockholders entitled to receive such distribution, the Assets received by all holders of Common Stock with respect to one share of Common Stock.

                  (d) If, within 90 Trading Days of any Look Back Period, the Company or any subsidiary thereof shall issue or cause to be issued rights, warrants, debt or other securities entitling the holder thereof to acquire, or shall otherwise sell or distribute shares of Common Stock or other securities, other than (i) issuances pursuant to any exercise or conversion of any warrants, options, subscriptions, convertible notes, convertible debentures, convertible preferred stock or other convertible securities issued and outstanding on the Closing Date (as defined in the Purchase Agreement) and set forth on Schedule 2.1(c) to the Purchase Agreement in accordance with the terms of such securities as of such date; (ii) issuances pursuant to any grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan of the Company now existing or to be implemented in the future, or upon grant or exercise



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         of any stock or options to or by any officer, director or employee, whether or not under a plan, so long as the issuance of such stock or options is approved by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose;
         (iii) issuances pursuant to any Closing Warrants (as defined in the Securities Purchase Agreement) issued pursuant to the Securities Purchase Agreement; (iv) securities issued in connection with an underwritten public offering of the Company; (v) securities issued in connection with any merger, acquisition or consolidation, or purchase of assets or business from another person, so long as the Company is the surviving corporation and that such transaction is not primarily for the purpose of raising capital, or (vi) in connection with the issuance of Common Stock, not in excess of 1% of the Common Stock issued and outstanding on the original issue date of this Warrant, upon the exercise of warrants or other rights granted to any bank other commercial financing institution, for a consideration per share less than both (x) the market price at the time of such issuance or distribution and (y) an Adjustment Price previously used in calculating the vesting of Warrant Shares on previous Look Back Period (such an issuance, a "Discounted Issuance"), then the Adjustment Price previously used in calculating the vesting of Warrant Shares on any previous Look Back Period (if greater than such issuance price) shall equal the consideration per share at which such Discounted Issuance was made and the Company shall, within ten (10) Trading Days of such Discounted Issuance, issue to the Holder a number of shares of Common Stock equal to the difference between the number of Warrant Shares vested on any previous applicable Look Back Period based on the Adjusted Price then in effect and the number of Warrant Shares which would have vested on such previous Vesting Dates based on the imputed Adjustment Price pursuant to the Discounted Issuance. Such adjustment shall be made successively whenever such an issuance is made.

                  (e) In case of any (1) merger or consolidation of the Company with or into another Person, or (2) sale by the Company of more than one-half of the assets of the Company (on a book value basis) in one or a series of related transactions, or (3) tender or other offer or exchange (whether by the Company or another Person) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, stock, cash or property of the Company or another Person; then the Holder shall have the right thereafter to (A) exercise this Warrant for the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and the Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock for which this Warrant could have been exercised immediately prior to such merger, consolidation or sales would have been entitled, (B) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a warrant entitling the Holder to acquire shares of such entity's common stock, which warrant shall have terms identical (including with respect to exercise) to the terms of this Warrant and shall be entitled to all of the rights and privileges set forth herein and the agreements pursuant to which this Warrant was issued (including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of such shares of stock other securities issuable upon exercise thereof), or (C) in the event of an exchange or tender offer or other transaction contemplated by clause (3) of this Section, tender or exchange this Warrant for such securities, stock, cash and other property receivable upon or deemed to be held by holders of Common Stock that have tendered or exchanged their shares of Common Stock following such tender or exchange, and the Holder shall be entitled upon such exchange or tender to receive such amount of securities, cash and property as the shares of Common Stock for which this Warrant could have been exercised immediately prior to such tender or exchange would have been entitled as would have been issued. In the case of clause (B), the exercise price applicable for the newly issued warrant shall be based upon the amount of securities, cash and property that each share of




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
         Common Stock would receive in such transaction and the Exercise Price immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale, consolidation, tender or exchange shall include such terms so as continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.


                  (f) For the purposes of this Section 8, the following clauses shall also be applicable:

                           (i) Record Date. In case the Company shall take a
                  record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock or in securities convertible or exchangeable into shares of Common Stock, or (B) to subscribe for or purchase Common Stock or securities convertible or exchangeable into shares of Common Stock, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                           (ii) Treasury Shares. The number of shares of Common
                  Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

                  (g) All calculations under this Section shall be made to the nearest 1/100th of a share.

                  (h) If:

                           (i) the Company shall declare a dividend (or any
                  other distribution) on its Common Stock; or

                           (ii) the Company shall declare a special nonrecurring
                  cash dividend on or a redemption of its Common Stock; or

                           (iii) the Company shall authorize the granting to all
                  holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                           (iv) the approval of any stockholders of the Company
                  shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

                           (v) the Company shall authorize the voluntary
                  dissolution, liquidation or winding up of the affairs of the Company, then the Company shall cause to be mailed to each Holder at their last addresses as they shall appear upon the Warrant Register, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which



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



                  such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of ommon Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

         9. PAYMENT OF EXERCISE PRICE.

         The Holder shall pay the Exercise Price in one of the following manners:

                  (a) Cash Exercise. The Holder shall deliver immediately available funds; or

                  (b) Cashless Exercise. The Holder shall surrender this Warrant to the Company together with a notice of cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

                           X = Y (A-B)/A where:

                           X = the number of Warrant Shares to be issued to the Holder.

                           Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

                           A = the average of the closing sale prices of the Common Stock on the Principal Trading Market for the five (5) trading days immediately prior to (but not including) the Warrant Request Date.

                           B = the Exercise Price.

         For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have been commenced, on the issue date.

         10. CERTAIN EXERCISE RESTRICTIONS.

                  (a) A Holder may not exercise this Warrant to the extent such exercise would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act of 1934 (the "Exchange Act") and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares of Common Stock issuable upon such exercise and held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of an exercise hereunder, unless the exercise at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares of Common Stock which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular exercise hereunder and to the extent that the





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

         Holder determines that the limitation contained in this Section applies, the determination of which portion of this Warrant is exercisable shall be the responsibility and obligation of the Holder. If the Holder has delivered a Form of Election to Purchase for a number of Warrant Shares that would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the exercise for the maximum portion of this Warrant permitted to be exercised on such Date of Exercise in accordance with the periods described herein and disregard the balance of such Form of Election to Purchase, as if never delivered The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days' prior notice to the Company. Other Holders shall be unaffected by any such waiver.

                  (b) A Holder may not exercise this Warrant to the extent such exercise would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares of Common Stock issuable upon such exercise and held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of an exercise hereunder, unless the exercise at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares of Common Stock which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular exercise hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of this Warrant is exercisable shall be the responsibility and obligation of the Holder. If the Holder has delivered a Form of Election to Purchase for a number of Warrant Shares that would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the exercise for the maximum portion of this Warrant permitted to be exercised on such Date of Exercise in accordance with the periods described herein and disregard the balance of such Form of Election to Purchase, as if never delivered. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days' prior notice to the Company. Other Holders shall be unaffected by any such waiver.

         11. FRACTIONAL SHARES.

         The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. The number of full Warrant Shares which shall be issuable upon the exercise of this Warrant shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of this Warrant so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 11, be issuable on the exercise of this Warrant, the Company shall pay an amount in cash equal to the Exercise Price multiplied by such fraction.

         12. NOTICES.

         Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of
(i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 p.m. (New York City time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 6:30 p.m. (New York City time) on any date and earlier than


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


11:59 p.m. (New York City time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service with next day delivery specified thereon, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to 1333 Corporate Drive, Suite 350, Irving, Texas 75038, facsimile number (972) 550-5581, Attention: Stephen D. King, or (ii) if to the Holder, to the Holder at the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section 12.

         13. WARRANT AGENT.

                  (a) The Company shall serve as warrant agent under this Warrant. Upon thirty (30) days' notice to the Holder, the Company may appoint a new warrant agent.

                  (b) Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder's last address as shown on the Warrant Register.

         14. MISCELLANEOUS.

                  (a) This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

                  (b) Subject to Section 14(a), above, nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or cause under this Warrant. This Warrant shall inure to the sole and exclusive benefit of the Company and the Holder.

                  (c) This Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

                  (d) The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

                  (e) In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

         15. GOVERNING LAW.

                  This Agreement and each Warrant Certificate hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in

         Atlanta, Georgia, and expressly consent to the jurisdiction and venue of the Superior Court of Fulton County, Georgia, and the United States District Court for the Northern District of Georgia, Atlanta Division for the adjudication of any civil action asserted pursuant to this Paragraph.



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         IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.


                                       POPMAIL.COM, INC.


                                       By:
                                           -----------------------------------
                                       Name:
                                              --------------------------------
                                       Title:
                                              --------------------------------

                                       THOMSON KERNAGHAN & CO., LTD.


                                       By:
                                           -----------------------------------
                                       Name:
                                              --------------------------------
                                       Title:
                                              --------------------------------



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